Exhibit 4.1

Number -#-	Incorporated Under the Laws of the State of Delaware	Shares -0- Cusip No.

LIBERTY SIRIUS XM HOLDINGS INC.

Common Stock, par value $.001 per share

Specimen Certificate

This Certifies that [        ] is the owner of [        ] FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF LIBERTY SIRIUS XM HOLDINGS INC. (hereinafter called the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of the Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated:

Liberty Sirius XM Holdings Inc.

[Corporate Seal]

President	Secretary